EXHIBIT 99


                                   [AMERICAN ECO LOGO]


NEWS RELEASE
American Eco Corporation, 11011 Jones Road, Houston, Texas 77070
For Immediate Release
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AMERICAN ECO AND PRIDE INTERNATIONAL IN COUNTER CLAIMS OVER DEFAULT
OF AMETHYST OIL PLATFORMS

HOUSTON, August 20, 1999 - AMERICAN ECO CORPORATION (NASDAQ: ECGO,
TSE: ECX) and its subsidiary MM Industra of Halifax, Nova Scotia, announced that they had filed an amended complaint in Toronto, Canada on July 28, 1999 against Pride International, Inc., of Houston, among others, concerning the August 1998 default of a US$161.0 million contract by reason of a failure to make the second payment due for construction of the Amethyst II & III oil drilling platforms.

On August 17, 1999, American Eco was served with a counter suit for US$200.0 million from Pride International in state court in Houston, Texas, in regard to the same contract. Pride acknowledged the existence of the prior Ontario lawsuit. American Eco believes that, "Pride is abusing the legal process by launching a counter suit to avoid the jurisdiction of the Superior Court of Ontario, in an attempt to move the action to Harris County District Court in Texas."

American Eco further stated, "The false claims of Pride are completely without merit and that certain funds should be immediately released to American Eco under the terms of the defaulted contract, and the balance of American Eco's claims should be litigated."

AMERICAN ECO is a leading consolidator of outsourcing services to the energy, pulp & paper, power generation and construction management service industries.

Except for the historical information in this News Release, the News Release includes forward looking statements that involve risks and uncertainties including, but not limited to quarterly fluctuations in results, the management of growth, competition and other risks. Actual results may differ materially from such information set forth herein.

                                  # # # #

For additional information, contact:
Michael E. McGinnis                              Michael Appling Jr.
President & CEO                              Cheif Financial Officer
Houston, Texas                                        Houston, Texas
(281) 774-7000                                        (218) 774-7000

                           www.americaneco.com
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                    investorrelations@americaneco.com
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